Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

OF JAMBA, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Jamba, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company authorizes the issuance of 30,000 shares of preferred stock, par value $0.001 per share, of the Company, as adjusted for the 5-for-1 reverse stock split effected on May 31, 2013, designated as Series A Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED FURTHER: That none of the authorized shares of preferred stock, par value $0.001, of the Company designated as Series A Preferred Stock (the “Preferred Stock”), are outstanding, and none of the authorized shares of the Preferred Stock will be issued prior to the Expiration Time.

RESOLVED FURTHER: That the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 9, 2008.

RESOLVED FURTHER: That the President, Vice President, Treasurer, Secretary and any other officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

*	*	*

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by an authorized officer as of April 2, 2015.

JAMBA, INC.

By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary